                                                               EXHIBIT 10.26

                       THIRD AMENDMENT TO LOAN AGREEMENT


         THIS THIRD AMENDMENT dated as of July ___, 1996 (this "Amendment"), is made and entered into by and between

         LASON SYSTEMS, INC., a Delaware corporation with its principal offices in Livonia, Michigan (the "Borrower");

         FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association with its principal offices in Charlotte, North Carolina ("First Union"), and the other financial institutions that are now or hereafter become parties to the Loan Agreement as hereinafter defined (collectively, the "Lenders"); and

         FIRST UNION, as Agent for the Lenders to the extent described in
ARTICLE XII of the Loan Agreement (in such capacity, the "Agent").


                                    RECITALS

         A. The Borrower, the Lenders, and the Agent entered into a Loan Agreement dated as of January 17, 1995 (together with all amendments and modifications thereto, the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

         B. Pursuant to the Loan Agreement and the other Loan Documents, the Lenders have made Term Loans to the Borrower in the principal amount of $15,000,000 and have made a Revolving Line of Credit available to the Borrower in the maximum principal amount of the lesser of (i) $10,000,000 or (ii) the Borrowing Base.

         C. The Borrower has requested that the Agent and the Lenders provide an additional revolving credit facility in the maximum principal amount of $10,000,000 (the "Acquisition Revolving Credit Facility") for the purpose of funding and refunding certain Acquisitions by the Borrower and to repay outstanding amounts borrowed under the Revolving Line of Credit.

         D. The Borrower, the Lenders, and the Agent desire to amend the Loan Agreement hereby in order to provide for the Acquisition Revolving Credit Facility, upon the terms and conditions and subject to the limitations set forth herein.


                             STATEMENT OF AGREEMENT


         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, and the Agent hereby agree as follows:

                                   ARTICLE I

                                   AMENDMENT

         1.1. Section 1.1 - Definitions. Section 1.1 of the Loan Agreement is amended by amending or adding certain definitions as provided below:

         (a) A new term, "Acquisition Revolving Credit Commitment," is added as follows:

                 "Acquisition Revolving Credit Commitment" shall mean, at any time for any Lender, the amount set forth opposite such Lender's name on ANNEX I hereto under the heading "Acquisition Revolving Credit Commitment," as such amount may be adjusted from time to time pursuant to the terms of this Agreement as set forth in the register maintained by the Agent pursuant to
                 SECTION 4.10(B).

         (b) A new term, "Acquisition Revolving Credit Notes," is added as follows:

                 "Acquisition Revolving Credit Notes" shall mean the promissory notes of the Borrower, dated as of July ___, 1996.

         (c) A new term, "Acquisition Revolving Line of Credit," is added as follows:

                 "Acquisition Revolving Line of Credit" shall mean the line of credit made available by the Lenders to the Borrower pursuant to ARTICLE IIIA hereof.

         (d) A new term, "Acquisition Revolving Loans," is added as follows:

                 "Acquisition Revolving Loans" shall mean the revolving line of credit made available by the Lenders to the Borrower pursuant to ARTICLE IIIA hereof.

         (e) A new term, "Acquisition Revolving Loan Termination Date," is added as follows:

                 "Acquisition Revolving Loan Termination Date" shall mean the earliest of (i) June 30, 2001; (ii) the date of termination of the Lenders' obligations to make Loans in accordance with
                 SECTION 10.1(A) after the occurrence of an Event of Default;
                 (iii) such date of termination as is mutually agreed in writing upon by the Lenders and the Borrower; (iv) the date after all Obligations have been





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

                 paid in full and the Lenders are no longer obligated to make Advances or Revolving Loans hereunder; and (v) the date on which the Total Acquisition Revolving Credit Commitment has been reduced to zero pursuant to SECTION 3A.3 hereof.

         (f) The definition of "Base Rate" is deleted in its entirety and the following is substituted in its place:

                 "Base Rate" shall mean, with respect to the Revolving Loans, the Prime Rate plus .75 percentage point (i.e., 75 basis points) per annum, with respect to the Term Loans, the Prime Rate plus 1.00 percentage point (i.e., 100 basis points) per annum, and with respect to the Acquisition Revolving Loans, the Prime Rate plus 1.00 percentage point (i.e., 100 basis points) per annum. The Base Rate shall increase (up to but never in excess of the maximum amount authorized by law) or decrease, as of the opening of business on the effective date of any change in the Prime Rate, by an amount equal to the amount of such change in the Prime Rate. In the event First Union shall abolish or abandon the practice of announcing the Prime Rate or should the same be unascertainable, the Agent, after consultation with the Borrower, shall designate a comparable reference rate, which shall be deemed to be the Base Rate under this Loan Agreement and the other Loan Documents.

         (g) The definition of "Commitment" is deleted in its entirety and the following is substituted in its place:

                 "Commitment" shall mean, for any Lender, such Lender's Term Loan Commitment plus its Revolving Credit Commitment plus its Acquisition Revolving Credit Commitment.

         (h) The definition of "Current Liabilities" is amended by adding the following to the end of such definition:

                 ", minus, to the extent otherwise included in the calculation of such current liabilities, the principal balance of the Acquisition Revolving Loans outstanding at such date."

         (i)     A new term "EBITDA," is added as follows:

                 "EBITDA" means, for any period, Net Income for such period plus the sum of interest expense, taxes, depreciation and amortization, all for such period.





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         (j)     A new term, "Equity Offering" is added as follows:

                 "Equity Offering" shall mean an initial public offering of Stock of the Borrower in a minimum amount of $35,000,000.

         (k) The definition of "Funded Debt" is amended by adding the following at the end of such definition: "and the Acquisition Revolving Loans."

         (l) The definition of "LIBOR Rate" is deleted in its entirety and the following is substituted in its place:

                 "LIBOR Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percentage point) obtained by dividing (i) the rate of interest determined by Agent to be the rate for deposits in U.S. dollars for the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Eurodollar Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the opinion of Agent, U.S. Dollars in the amount of $5,000,000 are being offered to leading reference banks for settlement in the London interbank market at approximately 11:00 a.m. London time, two (2) Eurodollar Business Days prior to the first date of the applicable Interest Period, by (ii) the percentage equal to one hundred percent (expressed as a decimal fraction) minus the Reserve Requirement for such Interest Period plus, with respect to Revolving Loans, 2.25 percentage points (i.e., 225 basis points), with respect to Term Loans, 2.5 percentage points (i.e., 250 basis points), and with respect to Acquisition Revolving Loans, 2.50 percentage points (i.e., 250 basis points). Notwithstanding the foregoing, with regard to any LIBOR Loan covered by any Swap Agreement, the definition and calculation of LIBOR Rate under this Loan Agreement shall be consistent with the definition and calculation of LIBOR Rate pursuant to such Swap Agreement, and in the event of any inconsistency between this Loan Agreement and such Swap Agreement, the terms of the Swap Agreement shall control. The LIBOR Rate shall be adjusted as of the first day of each Interest Period to reflect the LIBOR Rate for such Interest Period.

         (m) The definition of "Loans" is deleted in its entirety and the following is substituted in its place:

                 "Loans" shall mean and collectively refer to the Term Loans made under ARTICLE II hereof, the Revolving Loans





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                 made under the Revolving Line of Credit referred to in ARTICLE
                 III hereof, and the Acquisition Revolving Loans referred to in
                 ARTICLE IIIA hereof.

         (n) The definition of "Notes" is deleted in its entirety and the following is substituted in its place:

                 "Notes" shall mean the Term Notes, the Revolving Credit Notes, and the Acquisition Revolving Credit Notes.

         (o) "Pro Forma Adjusted EBITDA" means, on any date of determination, EBITDA for the period of twelve (12) consecutive calendar months ending on, or immediately prior to, such date of determination, calculated on a pro forma basis to include as of the first day of such period any Permitted Acquisition. For the purposes hereof, Pro Forma Adjusted EBITDA shall be subject to adjustment in a manner satisfactory to the Agent and the Required Lenders based on:
                 (i) the operating expenses of each acquired Person and/or the assets acquired in connection with the related Permitted Acquisition, as applicable, and any related revenues; and (ii) the expenses and obligations incurred in connection with any Permitted Acquisition.

         (p) A new term, "Total Acquisition Revolving Credit Commitment," is added as follows:

                 "Total Acquisition Revolving Credit Commitment" shall mean, at any time, the sum of the Acquisition Revolving Credit Commitments of all the Lenders at such time.

         1.2. Schedule 1.1. Schedule 1.1 is hereby amended by adding the UCC-1 Financing Statements as set out in Annex A attached hereto.

         1.3.  Article IIIA - Acquisition Revolving Credit Loans.  A new
Article IIIA is hereby added after Article III as follows:

                                  ARTICLE IIIA

                       ACQUISITION REVOLVING CREDIT LOANS

         3A.1    Acquisition Revolving Loans.  (a)  The Lenders hereby
severally establish, on the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties made hereunder, an Acquisition Revolving Line of Credit in favor of the Borrower in the aggregate principal amount of up to Ten Million Dollars ($10,000,000), pursuant to which each Lender severally agrees to make and remake one or more Revolving Loans to the Borrower, upon the terms and conditions set forth in this ARTICLE IIIA, from time to time on any Business Day during the





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

period from the date hereof through December 31, 1996 (the "Conversion Date"). Subject to the provisions of this Agreement, the Borrower may borrow, repay (without penalty except for LIBOR breakage costs under SECTION 4.6) and reborrow any amount of the Acquisition Revolving Line of Credit.

         (b) Whenever the Borrower desires to borrow under the Acquisition Revolving Line of Credit, the Borrower shall give the Agent notice of each Base Rate Loan to be made hereunder (which notice may be in writing or oral, and if oral, shall be followed by written notice as soon as practicable) or, in the case of a LIBOR Loan, the Borrower shall give the Agent at least three (3) Business Days' prior notice of such LIBOR Loan. Each such notice (each a "Notice of Borrowing") shall be irrevocable and shall specify (i) the aggregate principal amount of the Acquisition Revolving Loans to be made pursuant to such borrowing, and (ii) the requested date of the borrowing (the "Borrowing Date") (which shall be a Business Day) and shall include an Interest Rate Election Notice. Upon the receipt of a Notice of Borrowing from the Borrower for an Acquisition Revolving Loan, the Agent shall notify each Lender promptly of such Notice of Borrowing.

         The proceeds of all Advances will be made available by the Agent at the office of the Agent specified in SECTION 15.3 by crediting the account of the Borrower on the books of such office or pursuant to other instructions of the Borrower as provided under subsection (C) below.

         The settlement of the payment obligations of the Agent and each Lender owing to each other under this Agreement and the Notes shall be conducted as follows. As soon as reasonably practicable after the end of each week, the Agent shall provide each Lender with a statement (the "Loan Statement"), in form and detail reasonably acceptable to such Lender, specifying (i) the total of all Advances and other amounts required by the terms of this Agreement to have been made available or paid by such Lender to the Agent during such week;
(ii) the total of all amounts required by the terms of this Agreement to have been distributed or paid by the Agent to such Lender during such week; and
(iii) such other information about the Loans, the Advances and the payments thereof as such Lender and the Agent shall agree to include from time to time. Any excess of such amounts owing to the Agent or a Lender, as the case may be, as specified in the Loan Statement, shall be due and payable immediately by the other, provided that the Lender shall have the right, described below, subsequently to object to any amounts payable to the Agent. Interest owing to a Lender shall be calculated based on the actual amount of the Loans funded by such Lender, as such amount is adjusted from time to time hereafter pursuant to each Loan Statement. The provisions of this subsection govern only the timing of the payments and distributions owing by the Agent and the Lenders to each other under this Agreement and





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

the Notes, and nothing contained herein shall be deemed to modify, discharge or otherwise affect those obligations in any fashion except as specifically provided herein. Each Loan Statement shall be deemed conclusively accurate and binding upon the Agent and a Lender unless the Agent or such Lender is notified by the other to the contrary within thirty (30) days after such Lender's receipt of such Loan Statement. Such notice shall be deemed an objection only to those items specifically objected to therein.

         (c) The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each Acquisition Revolving Loan under this Agreement
(i) in accordance with the terms of any written instructions from the Borrower; (ii) in accordance with telephone instructions from any of the Borrower's officers or other Persons in each case designated from time to time by the Borrower; (iii) to advance to the Lenders, pursuant to SECTION 4.9 hereof, principal, interest, fees, costs and expenses payable hereunder; or
(iv) to the Borrower's controlled disbursement or depository accounts with its bank in an amount equal to the sum necessary to cover checks or other items of payment drawn by the Borrower upon such account and presented for payment, but in no event shall the Agent, on behalf of the Lenders, be obligated to make Advances hereunder in amounts necessary to cover any such checks or other items of payment presented to the extent that the Borrower is not otherwise entitled to receive Advances under the Acquisition Revolving Line of Credit in such amounts from the Agent, on behalf of the Lenders, pursuant to the terms hereof.

         (d) Each request for an Advance under the Acquisition Revolving Line of Credit (other than pursuant to SECTION 4.9(C)), and each Advance made by a Lender for the benefit of the Borrower, shall constitute a new certification by the Borrower as of the date of such request or Advance (i) that the representations and warranties of the Borrower contained in ARTICLE VI hereof and in the other Loan Documents remain true and correct in all material respects as of such date, except to the extent any such representation or warranty relates solely to a prior date, and (ii) that, with respect to and after giving effect to such Advance, no Default or Event of Default has occurred and is continuing as of such date.

         3A.2    Repayment.  The Borrower shall repay the Acquisition Revolving
Credit Notes:

          (i)    in full on the Acquisition Revolving Loan Termination Date;


         (ii) in full upon receipt by the Borrower of proceeds from any Equity Offering;



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

    (iii) in full upon the occurrence of any Event of Default and acceleration of the Obligations by the Lenders pursuant to ARTICLE X hereof, or upon the occurrence of an Event of Default under SECTIONS 9.1(I), (J) or (N) and the resulting automatic acceleration of the Obligations pursuant to ARTICLE X hereof; and

    (iv)         (i)      In part, immediately in the event that the total
                          principal amount outstanding at any time under the Acquisition Revolving Credit Notes exceeds the maximum amount permitted under any of the conditions set forth in SECTION 3A.1(A) at such time, in the amount of such excess;

                 (ii) In part, as may be required by the Agent pursuant to any lockbox and depository account arrangement required to be maintained pursuant to, and in accordance with the provisions of, the Security Agreement; and

                 (iii) In full or in part, to the extent permitted or required by and in accordance with the provisions of
                          SECTION 7.6.

                 (iv) In the following amounts quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, expressed as a percentage of the outstanding principal amount under the Acquisition Revolving Credit Notes at the Conversion Date:

                                  Year                                       % quarterly
                                  ----                                       -----------
                                  1997                                               3%
                                  1998                                               4%
                                  1999                                               5%
                                  2000                                               6%
                                  2001 (1st quarter)                                 7%


         3A.3    Commitment Reductions.

         (i) Upon at least five (5) Business Days' prior notice to the Agent, the Borrower may cause the Lenders to reduce ratably the unutilized portion of the Total Acquisition Revolving Credit Commitment in part in amounts of $500,000 or integral multiples thereof, or in whole; provided, however, that any such reduction shall not reduce the Total Acquisition Revolving Credit Commitment to an amount less than the aggregate principal amount outstanding under the Revolving Line of Credit.





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

    (ii) The Total Acquisition Revolving Credit Commitment shall be reduced by the amount of any payments on the Revolving Loans made pursuant to
SECTION 7.6.

   (iii) Any reduction in the Total Acquisition Revolving Credit Commitment shall, on a pro rata basis, reduce each Lender's Acquisition Revolving Credit Commitment. After any such reduction: (i) the facility fees provided for in SECTION 3A.4 shall be calculated with respect to the reduced Total Acquisition Revolving Credit Commitment, and (ii) the Total Acquisition Revolving Credit Commitment may not thereafter be increased without the prior unanimous written consent of the Lenders.

         3A.4    Acquisition Revolving Line of Credit Facility Fee.  During the
term of the Acquisition Revolving Line of Credit, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a facility fee at the rate of one-half of one percent (.5%) per annum on the average daily undisbursed portion of the Acquisition Revolving Line of Credit during the preceding month. Such facility fee shall accrue from and including the date hereof to and including the Acquisition Revolving Loan Termination Date and shall be payable on the last Business Day of each calendar month in arrears, beginning with the month ending July 31, 1996.

         3A.5   Optional Prepayments.  The Borrower shall have the right to prepay the Acquisition Revolving Loans, in whole or in part, upon written notice to the Agent prior to 1:00 p.m., Charlotte, North Carolina local time, at least five Business Days prior to each intended prepayment of any Acquisition Revolving Loans. Each partial prepayment shall be in an aggregate principal amount of no less than $250,000 or an integral multiple thereof, plus interest accrued through the date of prepayment. Further, if the prepayment of any Acquisition Revolving Loan that is a LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto, the Borrower shall pay each Lender the compensation provided for in SECTION 4.6. Each notice pursuant to this SECTION 3A.5 shall specify (i) the proposed date of such prepayment and
(ii) the aggregate principal amount of Acquisition Revolving Loans to be prepaid (and, in the case of LIBOR Loans, the specific LIBOR Loan pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Amounts prepaid under this section may be reborrowed, subject to the terms and conditions of this Agreement.

         3A.6    Mandatory Prepayments.  In the event of an Equity Offering, the Borrower shall, after application of proceeds from such public offering as provided in SECTION 3A.2(II) hereof:

         (a) apply the proceeds of the Equity Offering to payments of amounts as set out in SECTION 4.10(A), subsections (i), (ii), (iii) and (v), in that order; and





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         (b) apply any proceeds of the Equity Offering remaining after payments made pursuant to (a) above to the remaining installments of the Term Loan (to be applied to the scheduled principal payments in inverse order of maturity), and then to the reduction of the Revolving Line of Credit Commitments.

         1.4. Section 4.1 - Use of Proceeds. Section 4.1 of the Loan Agreement is hereby amended by adding the following at the end of such section:

         provided, however, that the proceeds of the Acquisition Revolving Loans shall be used for the purpose of the Acquisition of Stock of Information & Image Technology of America, Inc. ("IITA"), Great Lakes Micrographics Corporation ("GLMC"), or Micro Pro, Inc. and its affiliated company, M.P. Services, Inc. (collectively, "Micro Pro") or like kind companies in the document imaging and reprographic industries with comparable financial characteristics as the Borrower and the Agent may agree, to refinance the purchase of Delaware Legal Copy, Inc., and to pay fees and expenses related to such acquisitions.

         1.5. Section 4.10 - Application of Principal Payments; Register; Pro Rata Borrowings. Section 4.10(a) of the Loan Agreement is hereby amended by deleting such subsection in its entirety and substituting the following in its place:

         (i) Except as otherwise specifically set forth in this Agreement, all payments made by the Borrower shall be applied (i) first, to the payment of amounts due under SECTION 4.6, (ii) second, to the payment of accrued and unpaid fees (payable by Borrower pursuant to SECTIONS 3.5, 7.6(C), 11.1, 12.8 or 15.4 hereof or otherwise pursuant to the Loan Documents) and interest on the Term Notes, (iii) third, to the payment of accrued and unpaid interest on the Acquisition Revolving Credit Notes, (iv) fourth, to the payment of accrued and unpaid interest on the Revolving Credit Notes, (v) fifth, to the payment of unpaid principal on the Term Notes, and (vi) sixth, to the payment of unpaid principal on the Revolving Credit Notes. Payments of principal on the Notes shall be applied to such Loans outstanding as directed by the Borrower or, in the absence of any such direction, shall be applied first to the payment of Base Rate Loans and second to the payment of LIBOR Loans in the order of the soonest to mature. If there is more than one LIBOR Loan maturing on any one day, then payment shall be applied to the LIBOR Loan bearing the higher rate of interest. Notwithstanding the foregoing, during the continuance of an Event of Default the Agent shall apply all such payments to the Obligations in accordance with the provisions of SECTION 13.1.





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

         1.6.    Section 5.3(c) - Conditions to All Loans and Advances.
Section 5.3(c) is amended by deleting such section in its entirety and substituting the following in its place:

         (c) With respect to each Revolving Loan and each Acquisition Revolving Loan, the Agent shall have received a Notice of Borrowing and, with respect to each LIBOR Loan, and Interest Rate Election Notice in accordance with SECTION 4.3.

         (d) With respect to each Acquisition Revolving Loan, the Agent shall have received a copy of any due diligence reports prepared for the Borrower or for GTCR by any outside audit or consulting group with respect to the Acquisition to be funded by such Acquisition Revolving Loan.

         (e) With respect to each Acquisition Revolving Loan, the Borrower shall have executed and filed all Financing Statements and all other filings or recordations necessary to perfect the security interests of the Agent in the Acquisition funded by such Acquisition Revolving Loan.

         (f) With respect to each Acquisition Revolving Loan, the Borrower shall have executed and delivered to the Agent all subsidiary pledge agreements, stock certificates and stock powers, and guarantor security agreements and all other documents necessary to perfect the security interests of the Agent in the Acquisition funded by such Acquisition Revolving Loan.

         (g) With respect to each Acquisition Revolving Loan, the Borrower shall have executed and delivered to the Agent a certificate demonstrating and certifying the Borrower's compliance, before and after the Acquisition funded by such Acquisition Revolving Loan, with all covenants in the Loan Agreement, certifying that no defaults exist under the Loan Agreement or will occur as a result of the Acquisition to be funded by such Acquisition Revolving Loan, attaching a signed acquisition agreement for such Acquisition, and attaching a certificate of good standing for the acquired entity issued within thirty
                 (30) days of the Acquisition by the Secretary of State of the state of organization of such acquired entity.

         1.7.    Section 7.16 - Additional Equity Investment.  A new section
7.16 is hereby added as follows:





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

                 7.16. Additional Equity Investment. The Borrower shall cause its shareholders to invest additional equity in the Borrower on or before March 31, 1997 (the "Equity Investment Date"), in an amount, if any, necessary to cause the ratio of Funded Debt to Pro Forma Adjusted EBITDA to be no greater than 2.75 to 1.0 for the four fiscal quarters ending on March 31, 1997. For purposes of this ratio, Funded Debt shall mean Funded Debt plus contingent payments that may become due under stock purchase agreements for the succeeding twelve (12) months after the Equity Investment Date.

         1.8. Section 8.2 - Acquisitions. Section 8.2 of the Loan Agreement is amended by deleting the section in its entirety and substituting the following in its place:

                 8.2. Acquisitions. Consummate any Acquisition other than a Permitted Acquisition or an Additional Acquisition permitted pursuant to SECTION 8.9 or the; provided, however, that the aggregate Acquisition Amount for all Permitted Acquisitions and Additional Acquisitions in any fiscal year may not exceed $2,000,000 in any event, and provided further that Acquisitions funded by the Acquisition Revolving Loans as provided in SECTION 4.1 hereof shall not be included in the foregoing proviso.

         1.9. Section 8.8 - Restrictions on Dividends. Section 8.8 of the Loan Agreement is hereby amended by deleting the section in it entirety and substituting the following in its place:

                 8.8. Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in its own Stock) upon any of its Stock, or purchase, redeem, retire, or otherwise acquire, directly or indirectly, any shares of its Stock or any option, warrant or other right to acquire shares of its Stock, or make any distribution of cash, property or assets among the holders of shares of its Stock; provided, however, that beginning in the fiscal quarter of the Borrower following Borrower's receipt of proceeds from the Equity Offering, the Borrower may declare and pay cash dividends and distributions on its Stock so long as, after giving effect thereto, (i) there exists no Default or Event of Default, (ii) such cash dividends and distributions do not exceed, in any fiscal year of the Borrower, the sum of (A) the lesser of (1) $1,200,000 and (2) ten percent (10%) of the sum of the Unreturned Preferred Amount and the Unpaid Yield (as such terms are defined in the Guarantor's certificate of incorporation as in effect on the Closing Date (with such changes therein as approved in writing by the Required Lenders)), payable by Guarantor as dividends on its capital stock, and (B) such amounts not to exceed $250,000, payable by Guarantor to GTCR or Golder, Thoma, Cressey, Rauner, Inc. as management and administrative fees and expenses (the sum of the





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

amounts described in clauses (A) and (B) for any fiscal year being the "Permitted Amount" for such fiscal year), minus the amount of all payments by the Borrower during such fiscal year in respect of the principal amount of or accrued interest on any "Deemed Loan" referred to in Section 1.1(b)(ii) of any Seller Credit Agreement, and (iii) so long as the amounts paid pursuant to clause (II) of this Section are used by the Guarantor for the purposes so described; provided further, however, that proceeds of the Equity Offering after application as provided in SECTION 3A.2(II) may be used to repurchase preferred stock of the Borrower currently held by GTCR.

         1.10. Section 8.12 - Funded Debt/Operating Cash Flow Ratio. Section 8.12, subpart (v) is amended by deleting such subpart in its entirety and substituting the following in its place:

         3.25 as of March 31, 1996, 3.50 as of September 30, 1996, for the two fiscal quarters then ended, and 3.00 as of December 31, 1996

         1.11. Section 14.1 - Assignments. Section 14.1 of the Loan Agreement is amended by adding the following at the end of the first sentence:

         and provided further, however, that any assignment of a portion of the outstanding Acquisition Revolving Loans to any entity that is not an Affiliate of such Lender shall be (and any subsequent assignment by any such assignee) in minimum amounts of not less than $2,500,000.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants that:

         2.1. Effectiveness of Loan Agreement and Loan Documents. The Loan Agreement and other Loan Documents are in full force and effect and shall remain in full force and effect following the execution of this Amendment.

         2.2. Compliance with Loan Agreement and Loan Documents. The Borrower is in compliance with all terms and provisions set forth in the Loan Agreement to be observed or performed, except as permitted or waived by the express terms of this Amendment.

         2.3. Representations in Loan Agreement. The representations and warranties of the Borrower set forth in the Loan Agreement, except for those relating to a specific date other than the date hereof, are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof.

         2.4. No Event of Default. No Event of Default, nor any event that upon notice, lapse of time or both would become an Event of Default is continuing other than those, if any, expressly waived by this Amendment.

         2.5. Projections. Within sixty (60) days after the date hereof, the Borrower shall deliver projected financial statements of the Borrower for the fiscal years ended December 31, 1997, 1998, 1999, and 2000, prepared by management of the Borrower in form and substance satisfactory to the Agent.



                                  ARTICLE III

                              CONDITIONS PRECEDENT

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

         3.1. Acquisition Revolving Credit Notes. On the Closing Date, the Borrower shall execute and deliver to each Lender an Acquisition Revolving Credit Note to evidence such Lender's Acquisition Revolving Credit Loans. Each Acquisition Revolving Credit Note shall (i) be payable to the order of the appropriate Lender and be dated the Closing Date; (ii) be in the stated principal amount of such Lender's Acquisition Revolving Credit Commitment; and
(iii) bear interest in accordance with the applicable provisions of ARTICLE IV hereof. The amount of principal owing on each Acquisition Revolving Credit Note at any given time shall be the aggregate amount of all Acquisition Revolving Credit Loans made under such Acquisition Revolving Credit Note, less all payments of principal theretofore made by the Borrower and applied to such Acquisition Revolving Credit Note in accordance with the terms hereof.

         3.2. Confirmation of Guarantee. The Guarantor shall have executed and delivered to the Agent, for the benefit of the Lenders, an acknowledgement and consent to this Amendment in form and substance satisfactory to the Agent, including, without limitation an acknowledgement that the Guaranty Agreement is in full force and effect and shall remain in full force and effect following the execution of this Amendment.

         3.3. Officer's Certificate. The Agent shall have received a certificate of the Chief Executive Officer of the Borrower in form and substance reasonably satisfactory to the Agent.

         3.4. Secretary's Certificate. The Agent shall have received a certificate of the Assistant Secretary of the Borrower certifying (i) that the charter, articles or certificate of incorporation or other organizational documents of the Borrower and the bylaws (or equivalent regulations) of the Borrower have not been amended since the date of the Loan Agreement; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment; and (iii) as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Amendment or any of the other Loan Documents, as applicable.

         3.5. Support Agreement. The Borrower shall have delivered the Support Agreement executed by Lason Holdings, Inc., Robert A. Yanover, Allen
J. Nesbitt, and GTCR.

         3.6. Other Documents. Any other documents, including legal opinions, reasonably requested by the Agent.

         3.7. Borrower Pledge Agreement. The Borrower shall have executed and delivered to the Agent, for the benefit of the Lenders, a Pledge Agreement pursuant to which the Borrower shall pledge and deliver to the Agent the Stock acquired with the proceeds of the Acquisition Revolving Credit Loans.

         3.8. Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities (including courts) having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained, except where the failure to so obtain is not reasonably expected to have a Material Adverse Effect.

         3.9. No Material Adverse Change. From and after December 31, 1996, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by the transactions contemplated under this Agreement.

         3.10. No Pending or Threatened Litigation. There shall not be any material pending or threatened litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or the Acquisition of IITA, GLMC, or Micro Pro.

         3.11. Payment of Fees. The Agent and each Lender shall have received the fees relating to this Amendment as expressly agreed between the Borrower and the Agent.

                                   ARTICLE IV

                                    GENERAL

         4.1. Full Force and Effect. As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof, and no change or modification in any of the terms thereof except as specifically set forth herein has been effected. As used in the Loan Agreement, "hereinafter," "hereto," "hereof," and words of similar import shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

         4.2. Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

         4.3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

         4.4. Expenses. The Borrower agrees to pay all out-of-pocket expenses incurred by the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all reasonable attorneys' fees.

         4.5. Further Assurance. The Borrower shall execute and deliver to the Lenders such documents, certificates and opinions as the Lender may reasonably request to effect the amendment contemplated by this Amendment.

         4.6. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

         4.7. Valid Amendment. The parties acknowledge that this Amendment complies in all respects with SECTION 15.8 of the Loan Agreement, which sets forth the requirements for amendments thereto.

             [This remainder of this page intentionally left blank.
                      Signatures begin on the next page.]

         IN WITNESS WHEREOF, the Borrower, the Lenders, and the Agent have executed this Amendment as of the date hereof.



                                            LASON SYSTEMS, INC.

[CORPORATE SEAL]                            ___________________________________
                                            Gary L. Monroe,
                                            Chief Executive Officer

ATTEST:

____________________
Laurence B. Deitch,
Assistant Secretary


                                            FIRST UNION NATIONAL BANK OF
                                              NORTH CAROLINA

                                            By:  ______________________________
                                            Title:_____________________________





                                            FIRST UNION NATIONAL BANK OF NORTH
                                            CAROLINA, AS AGENT

                                            By:  ______________________________
                                            Title:_____________________________

                                    ANNEX A

                          (ADDITIONAL PERMITTED LIENS)


Secured Party                              Collateral
- -------------                              ----------
1)  Capital Vantage Leasing,            DP 100MM + Reconditioned
    Grand Rapids, Michigan              Manifest SN# 613362
                                        and Omni 246 Report
    (Subsidiary:  Great Lakes           Printer SN# A012060257
    Micrographics Corporation)


2)  Ameritech Credit Corp.              Telecommunications and data equipment and all
    Rolling Meadows, Illinois           other equipment provided to Lessee under Equipment
                                        Lease No. 001-0006372-000 dated 4/24/94 including
    Subsidiary:  Great Lakes            without limitation, the following:  NEC
    Micrographics Corporation)          Professional Level "Digital Hybrid System"


3)  Community First Bank                Equipment including (but not limited to) Cannon
    Jacksonville, Florida               7500 Facsimile Machine and Xerox Copier 5322

    (Subsidiary:  Information & Image
    Technology of America, Inc.)


4)  Community First Bank                Equipment including (but not limited to) nine
    Jacksonville, Florida               filmstrips M-PL Recorders

    (Subsidiary:  Information & Image
    Technology of America, Inc.)


5)  Trans Leasing International         1 - Compaq Pro lines Pentium 5/75 Desktop Station
    Northbrook, Illinois  60062         Intel Pentium 75 MH2 Processor, 8 MB RAM, 1.44
                                        Floppy Drive, 420 MB Hard Drive, Quad Speed CD/ROM
    (Subsidiary:  Delaware Legal        Drive, Windows/DOS/Mouse Bundle, 1 - Compaq Pro
    Copy, Inc.)                         Lines Pentium 5/120 Desktop Station
                                        Intel Pentium 120 MHZ Processor
                                        8MB RAM, 1.44 Floppy Drive,
                                        1.08 GB Hard Drive, Quad Speed CD/ROM Drive,
                                        Windows/DOS/Mouse Bundle (QTY - 2)
                                        2 - 8MB RAM upgrade for Compaq      Pro Linea
                                        2 - Compaq 14" SUGA Monitors
                                        1 - HP Laserjet 4SI printer (QTY - 2)
                                        1 Less Data Trends Discount

6)  Eastman-Kodak Company(1)            Accounts Receivable and Inventories
    Rochester, New York

   (Subsidiary:  Great Lakes
   Micrographics Corporation)



____________________
(1) Notwithstanding anything to the contrary set forth herein or otherwise, the accounts subject to this lien shall not be a permitted lien for the purpose of the definition of "Eligible Accounts Receivable".

               ACKNOWLEDGMENT AND CONSENT OF LASON HOLDINGS, INC.



First Union National Bank                                     ___________, 1996
  of North Carolina, as Agent
One First Union Center
301 South College Street
Charlotte, North Carolina  28288-0735


Re:              THIRD AMENDMENT TO LOAN AGREEMENT, DATED AS OF THE DATE HEREOF
BY AND BETWEEN LASON SYSTEMS, INC. (THE "BORROWER") AND FIRST UNION NATIONAL
BANK OF NORTH CAROLINA, AS AGENT, AND   VARIOUS LENDERS (COLLECTIVELY, THE
"LENDERS")

Ladies and Gentlemen:

         Lason Holdings, Inc. (the "Guarantor") has executed the Guaranty Agreement and the Guarantor Pledge Agreement, each dated as of January 17, 1995, in favor of the Lenders and for the benefit of the Borrower, guaranteeing the Borrower's obligations under a Loan Agreement dated January 17, 1995 by and among the Borrower, the Agent and the Lenders (together with all amendments, supplements and restatements thereof, the "Loan Agreement").

         The Guarantor hereby acknowledges that the Borrower and the Lenders have amended the Loan Agreement by a Third Amendment dated as of the date hereof (the "Amendment"). The agreements of the Guarantor made herein are to induce the Lenders to continue and to amend the Loan Agreement, and the Guarantor acknowledges that the Lenders would not amend the Loan Agreement in the absence of the agreements of the Guarantor contained herein.

         The Guarantor hereby irrevocably approves of and consents to the Amendment and all other Loan Documents contemplated thereby, agrees that its obligations under the Guaranty and the Guarantor Pledge Agreement shall not be diminished as a result of the execution of the Amendment, and ratifies and confirms (i) that its obligations under the Guaranty shall include a guarantee of the payment of the Obligations (as defined in the Loan Agreement) of the Borrower, subject to all of the qualifications and limitations set forth therein, (ii) that such guarantee shall be secured by the Agent's security interest in the collateral granted under the Guarantor Pledge Agreement, including without limitation the Stock of the Borrower, and (iii) that the Guaranty and the Guarantor Pledge Agreement shall remain in full force and effect.

         Capitalized terms not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

         This letter has been delivered in the State of North Carolina, and the agreements contained herein shall be governed by the internal laws of the State of North Carolina, without regard to the choice of law principles thereof. The agreements contained herein shall be effective as of the date hereof.

                                         Very truly yours,



                                         LASON HOLDINGS, INC.


                                         By: ________________________________
                                         Title: _____________________________

                      ASSIGNMENT SEPARATE FROM CERTIFICATE


         FOR VALUE RECEIVED, LASON SYSTEMS, INC., a Delaware corporation, hereby sells, assigns and transfers unto ________________________ _____ shares of the ________________ stock, _________ par value per share, of _________________________, a _________________ corporation, standing in the name of Lason Systems, Inc. on the books of said _________________________ represented by Certificate No. _____ herewith and do hereby irrevocably constitute and appoint ______________________ attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.



Dated: _____________


                                           LASON SYSTEMS, INC.


                                           By:  _______________________________
                                                   Gary L. Monroe,
                                                   Chief Executive Officer